Exhibit 99.1

                Atrion Reports First Quarter Results;
                 Diluted EPS increases by 15 Percent

    ALLEN, Texas--(BUSINESS WIRE)--April 29, 2004--Atrion Corporation (Nasdaq/NM:ATRI) today announced that for the first quarter of 2004 diluted earnings per share were up 15% compared to the results of the first quarter of 2003. Revenues in the first quarter were 7% higher than in the first quarter of last year.
    Commenting on the Company's results, Emile A. Battat, Chairman, said: "Sales grew substantially in our cardiovascular, fluid delivery, and other product lines, offsetting a decline in the ophthalmic product area following the fulfillment of a customer's requirements in late 2003. As a result, operating income was up a solid 10% in the first quarter, leading to a 15% increase in our diluted earnings per share compared with the same period last year. We are on track to meet our double-digit growth in earnings per share target for the full year 2004."
    Atrion's revenues for the quarter ended March 31, 2004, were $16,789,000, compared with $15,721,000 in the same period in 2003. On a diluted per share basis, earnings for the period increased to $.70 as compared to $.61 in the same quarter of last year. Operating income for the current year period totaled $1,901,000, compared to $1,724,000 in last year's first quarter.
    Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

    The statements in this press release that are forward-looking are based upon current expectations and actual results may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding earnings per share for the year 2004. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.


                          ATRION CORPORATION
              UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)

                                                 Three Months Ended,
                                                      March 31,
                                                  2004        2003
                                               ----------- -----------
Revenues                                          $16,789     $15,721
Cost of goods sold                                 10,834      10,125
                                               ----------- -----------
  Gross profit                                      5,955       5,596
Operating expenses                                  4,054       3,872
                                               ----------- -----------
  Operating income                                  1,901       1,724

Interest expense, net                                 (16)        (41)
Other income, net                                       6           9
                                               ----------- -----------
  Income before income taxes                        1,891       1,692
Income tax provision                                  604         542
                                               ----------- -----------
  Net income                                        1,287       1,150
                                               =========== ===========


Income per basic share                               $.76        $.65
                                               =========== ===========

Weighed average basic shares outstanding            1,703       1,765
                                               =========== ===========


Income per diluted share                             $.70        $.61
                                               =========== ===========

Weighed average diluted shares outstanding          1,843       1,871
                                               =========== ===========


                          ATRION CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                        Mar. 31, 2004   Dec. 31, 2003
ASSETS                                  -------------- ---------------
                                         (Unaudited)
Current assets:
  Cash and cash equivalents                      $218            $298
  Accounts receivable                           8,462           6,226
  Inventories                                  11,612          11,314
  Prepaid expenses                              1,065           1,894
  Deferred income taxes                           760             760
                                        -------------- ---------------
    Total current assets                       22,117          20,492
Property, plant and equipment, net             23,681          24,189
Other assets                                   15,119          15,369
                                        -------------- ---------------

                                              $60,917         $60,050
                                        ============== ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                            $6,196          $6,689
Line of credit                                  4,456           4,287
Other non-current liabilities                   4,420           4,470
Stockholders' equity                           45,845          44,604
                                        -------------- ---------------

                                              $60,917         $60,050
                                        ============== ===============


    CONTACT: Atrion Corporation, Allen
             Jeffery Strickland, 972-390-9800